                                                                    EXHIBIT 99.1

                                                                       Contacts:
                                                            John Kalee, VP & CFO
                                                Interactive Pictures Corporation
                                                                  (423) 482-3000

[IPIX LOGO]


                                         Corey Cutler/Jill Zames/Peter Molineaux
                                                Media: Eileen King/Emily Brunner
                                                   Morgen-Walke Associates, Inc.
                                                                  (212) 850-5600



                      IPIX AND BAMBOO.COM COMPLETE MERGER

    Creates a Leading Provider of Visual Content Solutions for the Internet

 Will Focus on B2B Imaging Infrastructure for Ecommerce and New Media Web Sites

OAK RIDGE, Tenn. and PALO ALTO, Calif. (1/19/00) - Interactive Pictures
(Nasdaq: IPIX) and bamboo.com (Nasdaq: BAMB) today announced the completion of their merger following approval by each company's shareholders. The new company, to be named Internet Pictures Corporation (iPIX), will be a leading provider of, visual content and infrastructure for businesses and leading ecommerce and new media Web sites.

"iPIX is positioned to set the standard for visual content on the Internet," said Jim Phillips, Chairman and CEO of iPIX. "By offering superior content creation, hosting and distribution of images on the Internet, iPIX provides value-added solutions to accelerate ecommerce for B2B customers."

Under the final terms of the transaction, holders of IPIX common stock received
1.3690 shares of common stock of BAMB for each share of IPIX held. As a result of the transaction, BAMB and IPIX shareholders will each own approximately 50% of the combined company. The new company will have 45,244,317 shares outstanding. Based on today's closing price, the assumed market capitalization is approximately 1.1 billion. The new company's principal headquarters are in Oak Ridge, Tennessee with co-headquarters in Palo Alto, California.

Jim Phillips is CEO and chairman of the board of directors for iPIX. Jeff Peters is president of iPIX. Mark Searle, former COO of bamboo.com, has been named COO of iPIX and John Kalee is CFO of iPIX.



                                     -more-
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Interactive Pictures Corporation
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The board of the new company will be composed of Phillips, Leonard McCurdy,
Kevin McCurdy, Laban Jackson, John Hendricks, Michael Easterly, John Trezevant, John Moragne and Philip Sanderson.

Interactive Pictures common stock and bamboo.com common stock traded under their separate trading symbols on January 19, the day of each company's shareholders's meeting. At the close of trading on January 19, IPIX common stock was delisted from the Nasdaq Stock Market and was deregistered with the SEC. On and only on January 20, all stock will have become common stock of Internet Pictures Corporation and will trade under the symbol BAMB. On January 21, all stock of the new company will trade under the symbol IPIXD, which is the temporary symbol for Internet Pictures Corporation, The D will stay with the ticker symbol for 30 days, after which the common stock of Internet Pictures Corporation will trade under the ticker symbol "IPIX". The company's common stock will continue to trade under the ticker symbol "IPIX."

Summary

               DATE                     TICKER SYMBOL
               ----                     -------------

               1/19/00                  IPIX and BAMB
               1/20/00                  BAMB
               1/21/00 - 2/20/00        IPIXD
               2/21/00                  IPIX

ABOUT INTERNET PICTURES CORPORATION

Internet Pictures Corporation provides global visual content and infrastructure for leading commerce and new media Web sites. The iPIX end-to-end solutions enable the creation, hosting, and distribution of rich visual content to thousands of Internet sites. A broad array of industries around the world, including real estate, e-retail, travel, and new media and entertainment, are capitalizing on iPIX visual content to give viewers more information, more interaction and a richer online experience. The company is headquartered in Oak Ridge, Tennessee with co-headquarters in Palo Alto, California.


                                      ###

IPIX, Interactive Pictures, Internet Pictures, iPIX and bamboo.com are trademarks of Internet Pictures Corporation.